Exhibit 99.1

For Immediate Release

Contact: Steven Klueg

Senior Vice President and Chief Financial Officer

704-864-6711

AFFINIA REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER 2015

Reported Second Quarter Net Sales of $242 Million, with Currency Adjusted Sales of $262 Million

GASTONIA, NORTH CAROLINA, August 5, 2015 – Affinia Group Intermediate Holdings Inc. (“Affinia”), an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported net sales of $242 million for the second quarter of 2015 compared to $266 million in the second quarter of 2014, a decrease of $24 million or 9.0%. On a currency adjusted basis, net sales for the second quarter of 2015 declined by 1.5% or $4 million over the same period in 2014. Adjusted EBITDA was $31 million in the second quarter of 2015 compared to $41 million in the same period in the prior year, a decrease of 24.4%.

In the second quarter of 2015, Affinia reached agreements to sell its Brazilian businesses within the ASA segment. The completion of these transactions are subject to customary closing conditions, including antitrust provisions under Brazilian law, and are expected to close in the second half of 2015.

Keith Wilson, President and Chief Executive Officer, commented, “We continue to execute on our strategic initiatives, as we reached an agreement to divest of the Brazilian operations of our ASA segment. Our global Filtration business remains focused and committed to serving our customers by delivering quality product, enhanced logistics and superior service.”

Free cash flow, which is operating cash flow less capital expenditures, was $14 million in the second quarter of 2015, compared to $21 million in the second quarter of 2014. Trade working capital was $167 million at June 30, 2015, an increase of $21 million from December 31, 2014.

“We continue to invest in trade working capital to support meeting our customer order fill requirements. Our cash position and total liquidity provide us significant flexibility in executing on our strategic goals. The proceeds from the upcoming sale of the ASA Brazil business will be used to reduce debt and further strengthen our balance sheet.” stated Steven Klueg, Senior Vice President and Chief Financial Officer.

Net Sales

Net sales were $242 million for the second quarter of 2015 compared with $266 million for the same period last year. On a currency adjusted basis, net sales for the second quarter of 2015 declined by 1.5% or $4 million over the same period in 2014. The Filtration segment had second quarter net sales of $230 million in 2015, an 8.4% decrease compared to the prior year, primarily attributable to unfavorable currency and anticipated lower volumes in our North America operations. On a currency adjusted basis, Filtration segment net sales for the second quarter of 2015 declined $2 million or 0.8% compared to the prior year. Net sales in the Affinia South America segment were $12 million in the second quarter of 2015, a 20% decrease compared to the same period in the prior year, due primarily to the shutdown of the Venezuela operations in the second quarter of 2014, as well as the decline in value of the Argentine Peso. On a currency adjusted basis and adjusted for the pro-forma shut down of the Venezuela operations in the second quarter of 2014, net sales for the second quarter of 2015 improved by $5 million or 57.9% over the same period in 2014 as a result of higher pricing and improved sales in Argentina.

Operating Profit

Operating profit for the second quarter of 2015 was $23 million, a $13 million decrease compared to the prior year. Operating profit in the Filtration segment was $35 million in the second quarter of 2015, a $12 million decrease versus the prior year, primarily due to unfavorable currency and anticipated lower volumes in North America. Operating profit in the Affinia South America segment was $2 million in the second quarter of 2015, a decrease of $1 million compared to the same period in 2014. This decrease was largely due to operating profit within the ASA Venezuela operations prior to its shutdown at the end of the second quarter of 2014.

Adjusted EBITDA

Adjusted EBITDA was $31 million in the second quarter of 2015, a $10 million decrease compared to the corresponding period in the prior year, with Adjusted EBITDA margins of 12.8% in the second quarter of 2015 compared to 15.4% in the second quarter of 2014. Adjusted EBITDA for the Filtration segment was $40 million in the second quarter of 2015, an $11 million decline versus the same period in the prior year, due to unfavorable currency and lower volumes in North America. Adjusted EBITDA for the Affinia South America segment was $2 million in the second quarter of 2015, which was flat compared to the prior year.

Net Income

Net income was zero in the second quarter of 2015 compared to a net income of $35 million in the second quarter of 2014. The decrease in net income was driven by the gain on the sale of the Chassis group in the second quarter of 2014, higher income tax expense within discontinued operations in the second quarter of 2015 as a result of the recognition of capital gains tax upon the signing of the agreement to sell the Brazilian operations of the ASA segment, and lower earnings in the Filtration segment.

Balance Sheet

Affinia ended the second quarter of 2015 with $59 million of cash on hand and a total debt balance of $822 million. Trade working capital was $167 million at June 30, 2015 compared to $146 million at December 31, 2014.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information which is considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA are non-GAAP financial measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Affinia’s EBITDA is calculated by adding back depreciation and amortization and interest expense to income from continuing operations before income tax provision. Adjusted EBITDA and Adjusted Segment EBITDA are defined as EBITDA adjusted for certain items that management believes hinder comparison of the performance of Affinia’s business either period-over-period or with other businesses. Items are excluded from Adjusted EBITDA and Adjusted Segment EBITDA because they are individually or collectively material items and management does not consider them to be representative of the performance of the business during the periods presented. Management believes that these non-GAAP financial measures are useful to both management and the Company’s stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Currency adjusted net sales excludes the impact of currency on current period results by applying the same exchange rates to net sales in both periods. To calculate currency adjusted net sales, the exchange rates used in the prior year are applied to the current year results. By excluding the impacts of currency, management believes the comparability of financial results between reporting periods is enhanced.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

In accordance with Securities and Exchange Commission rules, each of Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA is reconciled to its closest GAAP measure, which is income from continuing operations before income tax provision and noncontrolling interest and is included in the attached supplemental data. Currency adjusted net sales are reconciled to their most closely correlated GAAP measure, which is net sales.

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2015	2014	2015	2014
Net sales	$242	$266	$465	$509
Cost of sales	(182)	(191)	(352)	(375)

Gross profit	60	75	113	134
Selling, general and administrative expenses	(37)	(39)	(70)	(79)

Operating profit	23	36	43	55
Other income and expense, net	(1)	(2)	(1)	(10)
Interest expense	(13)	(15)	(26)	(30)

Income from continuing operations before income tax provision, and noncontrolling interest	9	19	16	15
Income tax provision	(5)	(10)	(9)	(12)

Net income from continuing operations	4	9	7	3
(Loss) income from discontinued operations, net of tax	(4)	26	(2)	31

Net income	—	35	5	34
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	—

Net income attributable to the Company	$—	$35	$5	$34

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$59	$28
Restricted Cash	10	4
Trade accounts receivable, less allowances of $4 million at June 30, 2015 and $4 million at December 31, 2014	96	94
Inventories, net	178	154
Current deferred taxes	12	20
Prepaid taxes	14	22
Other current assets	14	43
Current assets of discontinued operations	157	176

Total current assets	540	541
Property, plant, and equipment, net	109	111
Goodwill	3	3
Other intangible assets, net	49	54
Deferred financing costs	12	14
Deferred income taxes	103	97
Investments and other assets	6	1

Total assets	$822	$821

Liabilities and shareholder’s deficit
Current liabilities:
Accounts payable	$107	$102
Notes payable	206	19
Other accrued expenses	55	47
Accrued payroll and employee benefits	15	17
Current liabilities of discontinued operations	46	50

Total current liabilities	429	235
Long-term debt	616	792
Deferred employee benefits and other noncurrent liabilities	14	13

Total liabilities	1,059	1,040

Contingencies and commitments
Shareholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	456	455
Accumulated deficit	(616)	(622)
Accumulated other comprehensive loss	(78)	(53)

Total shareholder’s deficit of the Company	(238)	(220)
Noncontrolling interest in consolidated subsidiaries	1	1

Total shareholder’s deficit	(237)	(219)

Total liabilities and shareholder’s deficit	$822	$821

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(Dollars in millions)	2015	2014
Operating activities
Net income	$5	$34
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11	10
Currency devaluation	—	7
Gain on the sale of Chassis group	—	(21)
Stock-based compensation	2	—
Write-of of unamortized deferred financing costs	—	1
Provision for deferred income taxes	(7)	(21)
Change in trade accounts receivable	(9)	(29)
Change in inventories	(35)	(21)
Change in other current operating assets	42	19
Change in other current operating liabilities	17	33
Change in other	3	(6)

Net cash provided by operating activities	29	6

Investing activities

Proceeds from the sale of Chassis group	—	140
Change in restricted cash	(6)	—
Proceeds from the sale of an equity method investment	—	4
Additions to property, plant and equipment	(11)	(11)

Net cash (used in) provided by investing activities	(17)	133

Financing activities

Proceeds from other debt	14	—
Repayments of other debt	(1)	(9)
Repayments of Term loans	—	(78)
Distribution to our shareholders	—	(45)
Other financing activity	(1)	—

Net cash provided by (used in) financing activities	12	(132)
Effect of exchange rates on cash	(4)	(4)
Increase (decrease) in cash and cash equivalents	20	3
Cash and cash equivalents at beginning of the period	45	101

Cash and cash equivalents at end of the period	$65	$104

Affinia Group Intermediate Holdings Inc.

Segment Information

The following tables provide the components of operating profit and Adjusted EBITDA by segment, as well as for corporate, eliminations and other, and Affinia Group Intermediate Holdings Inc. on a consolidated basis:

(Dollars in millions)	Three Months Ended
	June 30, 2015				June 30, 2014
	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated
Net sales	$230	$12	$—	$242	$251	$15	$—	$266
Cost of sales	(173)	(8)	(1)	(182)	(179)	(10)	(2)	(191)

Gross profit	57	4	(1)	60	72	5	(2)	75
Selling, general & administrative expenses	(22)	(2)	(13)	(37)	(25)	(2)	(12)	(39)

Operating Profit	35	2	(14)	23	47	3	(14)	36
Operating Profit %	15.2%	16.7%	—	9.5%	18.7%	20.0%	—	13.5%
Other income and expense, net	(1)	—	—	(1)	(2)	(1)	1	(2)
Depreciation and amortization	5	—	1	6	4	—	1	5
Bad debt expense	—	—	—	—	2	—	—	2
Environmental reserves	—	—	1	1	—	—	—	—
Restructuring and other	1	—	1	2	—	—	—	—

Adjusted EBITDA	$40	$2	$(11)	$31	$51	$2	$(12)	$41
Adjusted EBITDA % to net sales	17.4%	16.7%	—	12.8%	20.3%	13.3%	—	15.4%

(Dollars in millions)	Six Months Ended
	June 30, 2015				June 30, 2014
	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated
Net sales	$444	$21	$—	$465	$484	$25	$—	$509
Cost of sales	(336)	(14)	(2)	(352)	(354)	(17)	(4)	(375)

Gross profit	108	7	(2)	113	130	8	(4)	134
Selling, general & administrative expenses	(45)	(3)	(22)	(70)	(51)	(2)	(26)	(79)

Operating Profit	63	4	(24)	43	79	6	(30)	55
Operating Profit %	14.2%	19.0%	—	9.2%	16.3%	24.0%	—	10.8%
Other income and expense, net	(1)	—	—	(1)	(8)	(3)	1	(10)
Depreciation and amortization	9	—	2	11	8	—	—	8
Environmental reserves	—	—	1	1	—	—	—	—
Currency devaluation	1	—	—	1	5	2	—	7
Bad debt expense	—	—	—	—	2	—	—	2
Restructuring and other	—	—	2	2	—	—	7	7

Adjusted EBITDA	$72	$4	$(19)	$57	$86	$5	$(22)	$69
Adjusted EBITDA % to net sales	16.2%	19.0%	—	12.3%	17.8%	20.0%	—	13.6%

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

Reconciliation of Adjusted EBITDA and Currency Adjusted Net Sales

	Three Months Ended
(Dollars in millions)	June 30, 2015				June 30, 2014
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$34	$2	$(27)	$9	$45	$2	$(28)	$19
Add back:
Depreciation and amortization	5	—	1	6	4	—	1	5
Interest expense	—	—	13	13	—	—	15	15

EBITDA	39	2	(13)	28	49	2	(12)	39
Bad debt expense	—	—	—	—	2	—	—	2
Environmental reserves	—	—	1	1	—	—	—	—
Restructuring and other	1	—	1	2	—	—	—	—

Adjusted EBITDA	$40	$2	$(11)	$31	$51	$2	$(12)	$41

	Six Months Ended
(Dollars in millions)	June 30, 2015				June 30, 2014
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$62	$4	$(50)	$16	$71	$3	$(59)	$15
Add back:
Depreciation and amortization	9	—	2	11	8	—	—	8
Interest expense	—	—	26	26	—	—	30	30

EBITDA	71	4	(22)	53	79	3	(29)	53
Loss on extinguishment of debt	—	—	—	—	—	—	—	—
Currency devaluation	1	—	—	1	5	2	—	7
Bad debt expense	—	—	—	—	2	—	—	2
Legal/Environmental reserves	—	—	1	1	—	—	—	—
Restructuring and other	—	—	2	2	—	—	7	7

Adjusted EBITDA	$72	$4	$(19)	$57	$86	$5	$(22)	$69

(Dollars in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2015	2014	Variance	% Change	2015	2014	Variance	% Change
Currency adjusted net sales	$262	$266	$(4)	-1.5%	$515	$509	$6	1.2%
Impact of currency adjustment	(20)	—	(20)	—	(50)	—	(50)	—

Net sales	$242	$266	$(24)	-9.0%	$465	$509	$(44)	-8.6%

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Thursday, August 6, 2015 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (800) 708-4539 within the United States and Canada or (847) 619-6396 for international callers and enter participant code 40249737. A replay of the call will be available shortly after the live conference ends.

Affinia Group Intermediate Holdings Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2014. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets, intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; and our leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward-looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.